UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 6, 2006

CERADYNE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-13059	33-0055414
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3169 Red Hill Avenue, Costa Mesa, CA	92626
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 549-0421

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

A. Matthew Karmel, age 56, commenced employment with Ceradyne, Inc. on November 3, 2006 and was appointed a Vice President by our Board of Directors on November 6, 2006. Prior to joining Ceradyne, he served as Managing Director Europe for TDS Logistics, which provides logistics services in the automotive industry, since February 2006. From January 2001 through January 2006, Mr. Karmel held several management positions at Valeo SA, a global automotive supplier based in France, including President of Valeo Climate Control Corporation in North America from August 2005 through January 2006, as General Manager of the Signal-Lighting Division in Europe from April 2003 through July 2005, and as General Manager of the NA Air-Flow Division in New York from January 2001 through March 2003. Prior to joining Valeo SA, Mr. Karmel served as Director of Automotive Engineering, and then as Vice President and General Manager of Series 4000 Engines, for Detroit Diesel Corporation, a manufacturer of heavy-duty diesel engines, from 1999 to 2001. From 1998 to 1999, Mr. Karmel served as Managing Director of Vapor Management Systems for Siebe PLC, an engineering company. From 1995 to 1997, he served as Executive Vice President and General Manager of the North American subsidiary of Akebono Brake Industry Co., a Japanese supplier of brake parts and systems. Prior to joining Akebono, Mr. Karmel served in various management positions for the Ford Motor Company from 1989 to 1995, and served as a research engineer for General Motors Corporation from 1981 to 1989. Mr. Karmel obtained B.S. degrees in Mechanical Engineering and in Aeronautical Engineering at Technion, the Israel Institute of Technology, in 1973. He obtained a Masters degree and a Ph.D. in Mechanical and Aerospace Engineering from Princeton University in 1980 and 1981, respectively.

Mr. Karmel’s employment at Ceradyne is at-will. His initial salary is at the rate of $240,000 per year. He will also be entitled to receive a cash bonus in an amount equal to 0.5% of consolidated pre-tax profits, not to exceed 150% of his annual base salary. The bonus will be calculated on a calendar quarter basis and will be paid following completion of the quarter provided that he is still employed by the Company as of the date of payment. If there is a pre-tax loss in one quarter, that loss will be subtracted from the pre-tax profit in the subsequent quarter when calculating the bonus earned for the subsequent quarter.

In connection with the commencement of his employment, Mr. Karmel and Ceradyne intend to enter into a severance agreement which will include the following provisions: If Mr. Karmel’s employment is terminated without cause within 12 months following a change of control or if Mr. Karmel terminates his employment for good reason within 12 months following a change of control, as defined in the severance agreement, Ceradyne will pay Mr. Karmel (i) severance in an amount equal to 175% of the highest annual base salary in effect during the 12-month period immediately preceding the date of termination of employment and (ii) relocation expenses back to Michigan. If Ceradyne terminates Mr. Karmel’s employment without cause before a change of control, Ceradyne will pay Mr. Karmel (i) severance in an amount equal to 125% of the highest annual base salary in effect during the 12-month period immediately preceding the date of termination of employment, (ii) relocation expenses back to Michigan, and (iii) if such termination occurs more than 12 months after the commencement date of Mr. Karmel’s employment, the unvested portion of the initial grant of Restricted Stock Units under Ceradyne’s 2003 Stock Incentive Plan will vest upon the effective date of the release agreement to be signed by him upon termination. Mr. Karmel will not receive any severance benefits if he resigns or terminates his employment other than for good reason, or if he is terminated with cause.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERADYNE, INC.

November 13, 2006	By:	/s/ Jerrold J. Pellizzon
Jerrold J. Pellizzon
Chief Financial Officer and Secretary

3